Exhibit 3.1

THE COMPANIES LAW (2004 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

CHINA TIME SHARE MEDIA CO. LTD.

(Formerly known as Time Share Media Co. Ltd.)

Adopted by Special Resolution passed on November 1, 2006

1.	The name of the Company is CHINA TIME SHARE MEDIA CO. LTD (Formerly known as Time Share Media Co. Ltd.)

2.

The Registered Office of the Company shall be at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and shall include, but without limitation:

(a) to act and to perform all the functions of a holding company in all its branches and to co-ordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company; and

(b) to act as an investment company and for that purpose to acquire and hold upon any terms and, either in the name of the Company or that of any nominee, shares, stock, debentures, debenture stock, annuities, notes, mortgages, bonds, obligations and securities, foreign exchange, foreign currency deposits and commodities, issued or guaranteed by any company wherever incorporated or carrying on business, or by any government, sovereign, ruler, commissioners, public body or authority, supreme, municipal, local or otherwise, by original subscription, tender, purchase, exchange, underwriting, participation in syndicates or in any other manner and whether or not fully paid up, and to make payments thereon as called up or in advance of calls or otherwise and to subscribe for the same, whether conditionally or absolutely, and to hold the same with a view to investment, but with the power to vary any investments, and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof, and to invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may be from time to time determined.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Law (2004 Revision).

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.

6.	If the Company is exempted, it shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The share capital of the Company is US$50,000 divided into five hundred million (500,000,000) shares of nominal or par value US$0.0001 of which four hundred and seventy-seven million (477,000,000) are designated as Ordinary Shares of a nominal or par value of US$0.0001 each and twenty-three million (23,000,000) are designated as Preferred Shares of a nominal or par value of US$0.0001, including thirteen million (13,000,000) Series A-1 Preferred Shares and ten million (10,000,000) Series A-2 Preferred Shares each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

We, the undersigned, are desirous of being formed into a Company pursuant to this Memorandum of Association and the Companies Law (2004 Revision), and we hereby agree to take the numbers of shares set opposite our name below.

Signature, Name, Occupation, and Address of Subscriber	Number of Shares Taken by Each Subscriber
For and on behalf of Offshore Incorporations (Cayman) Limited Corporation of Scotia Centre, 4th Floor, P.O.Box 2804 George Town, Grand Cayman Cayman Islands	ONE

(Sd.) Authorised Signatory

DATED 04 OCT 2006

WITNESS to the above signature:-	(Sd.) Toni Rombough
of Scotia Centre, 4th Floor, P.O.Box 2804
George Town, Grand Cayman
Cayman Islands

I, Joy A. Rankine, Asst. Registrar of Companies in and for the Cayman Islands, DO HEREBY CERTIFY that this is a true copy of the Memorandum of Association of this Company duly incorporated on the 4th October, 2006.

ASST. REGISTRAR OF COMPANIES (SD.)

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

CHINA TIME SHARE MEDIA CO. LTD.

Adopted by Special Resolution passed on September 5, 2008

INDEX

1.	TABLE A
2.	INTERPRETATION
3.	BOARD OF DIRECTORS
4.	MANAGEMENT OF THE COMPANY
5.	POWER TO APPOINT MANAGING DIRECTOR OR CHIEF EXECUTIVE OFFICER
6.	POWER TO APPOINT MANAGER
7.	POWER TO AUTHORISE SPECIFIC ACTIONS
8.	POWER TO APPOINT ATTORNEY
9.	POWER TO DELEGATE TO A COMMITTEE
10.	POWER TO APPOINT AND DISMISS EMPLOYEES
11.	POWER TO BORROW AND CHARGE PROPERTY
12.	EXERCISE OF POWER TO PURCHASE SHARES OF THE COMPANY
13.	DISCONTINUATION
14.	ELECTION/REMOVAL OF DIRECTORS
15.	DEFECTS IN APPOINTMENT OF DIRECTORS
16.	ALTERNATE DIRECTORS AND PROXIES
17.	VACANCIES ON THE BOARD
18.	NOTICE OF MEETINGS OF THE BOARD
19.	QUORUM AT MEETINGS OF THE BOARD
20.	MEETINGS OF THE BOARD
21.	UNANIMOUS WRITTEN RESOLUTIONS
22.	CONTRACTS AND DISCLOSURE OF DIRECTORS’ INTERESTS
23.	REMUNERATION OF DIRECTORS
24.	OFFICERS OF THE COMPANY
25.	APPOINTMENT OF OFFICERS
26.	REMUNERATION OF OFFICERS
27.	DUTIES OF OFFICERS
28.	CHAIRMAN OF MEETINGS
29.	REGISTER OF DIRECTORS AND OFFICERS
30.	REGISTER OF MORTGAGES AND CHARGES
31.	OBLIGATIONS OF BOARD TO KEEP MINUTES
32.	INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY
33.	WAIVER OF CLAIM BY MEMBER
34.	NOTICE OF ANNUAL GENERAL MEETING
35.	NOTICE OF EXTRAORDINARY GENERAL MEETING
36.	ACCIDENTAL OMISSION OF NOTICE OF GENERAL MEETING
37.	MEETING CALLED ON REQUISITION OF MEMBERS
38.	SHORT NOTICE
39.	POSTPONEMENT OF MEETINGS
40.	QUORUM FOR GENERAL MEETING
41.	ADJOURNMENT OF MEETINGS
42.	ATTENDANCE AT MEETINGS
43.	WRITTEN RESOLUTIONS
44.	ATTENDANCE OF DIRECTORS

45.	VOTING AT MEETINGS
46.	VOTING ON SHOW OF HANDS
47.	DECISION OF CHAIRMAN
48.	DEMAND FOR A POLL
49.	SENIORITY OF JOINT HOLDERS VOTING
50.	INSTRUMENT OF PROXY
51.	REPRESENTATION OF CORPORATION AT MEETINGS
52.	RIGHTS OF PREFERRED SHARES
53.	RIGHTS OF ORDINARY SHARES
54.	PREEMPTIVE RIGHT TO NEW SHARES
55.	ALTERATION OF REGISTERED OFFICE, NAME AND OBJECTS
56.	REGISTERED HOLDER OF SHARES
57.	DEATH OF A JOINT HOLDER
58.	SHARE CERTIFICATES
59.	CALL ON SHARES
60.	FORFEITURE OF SHARES
61.	CONTENTS OF REGISTER OF MEMBERS
62.	DETERMINATION OF RECORD DATES
63.	INSTRUMENT OF TRANSFER
64.	TRANSFERS BY JOINT HOLDERS
65.	RESTRICTION ON SHARE TRANSFERS
66.	REPRESENTATIVE OF DECEASED MEMBER
67.	REGISTRATION ON DEATH OR BANKRUPTCY
68.	DECLARATION OF DIVIDENDS BY THE BOARD
69.	OTHER DISTRIBUTIONS
70.	RESERVE FUND
71.	DEDUCTION OF AMOUNTS DUE TO THE COMPANY
72.	ISSUE OF BONUS SHARES
73.	SHARE PREMIUM ACCOUNT
74.	RECORDS OF ACCOUNT
75.	APPOINTMENT OF AUDITOR
76.	NOTICES TO MEMBERS OF THE COMPANY
77.	NOTICES TO JOINT MEMBERS
78.	SERVICE AND DELIVERY OF NOTICE
79.	THE SEAL
80.	ALTERATION OF ARTICLES
81.	TRANSFER BY WAY OF CONTINUATION

THE COMPANIES LAW (2004 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

TIME SHARE MEDIA CO. LTD.

1. Table A

1(1)	The regulations in Table A in the Schedule to the Companies Law (2004 Revision) do not apply to the Company.

2. Interpretation

2(1)	In these Articles where the context permits:

“Affiliate” means in respect of a person, any other person that, directly or indirectly, through one (1) or more intermediaries, Controls, is controlled by, or is under common Control with, such person, and in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, and brothers and sisters-in-law;

“Alternate Director” means an alternate Director appointed in accordance with these Articles;

“Articles” means these Amended and Restated Articles of Association, as amended from time to time;

“Auditors” means the auditors of the Company, which shall be a “Big 4” accounting firm;

“Board” means the Board of Directors appointed or elected pursuant to these Articles and acting by resolution in accordance with the Law and these Articles or the Directors present at a meeting of Directors at which there is a quorum;

“Business Day” means any day (excluding Saturdays, Sundays and public holidays in Hong Kong and the PRC) on which banks generally are open for business in Hong Kong and the PRC;

“class meeting” means a separate meeting of the members of a class or series of shares;

“clear days” in relation to notice of a meeting means days falling after the day on which notice is given or deemed to be given and before the day of the meeting;

“Company” means Time Share Media Co. Ltd., the company for which these Restated Articles are approved and confirmed;

“Compulsory Dividend” has the meaning as ascribed to it in Article 52(2)(c);

“Control” has the meaning as ascribed to it in Rule 405 under Securities Act, and shall be deemed to exist for any party (a) when such party holds at least twenty percent (20%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party or (b) over other members of such party’s immediate family. Immediate family members include, without limitation, a person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. The term “Controlled” has meaning correlative to the foregoing;

“Convertible Securities” means any evidences of indebtedness, shares (other than Preferred Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares;

“Co-Sale Participant” has the meaning as ascribed to it in Article 65(2)(e);

“Covenantors” means the Group Companies, the Ordinary Shareholders and the Founders;

“Deemed Liquidation Event” has the meaning as ascribed to it in Article 52(2)(c);

“Director” means a director of the Company from time to time and shall include an Alternate Director;

“Drag-Along Notice” has the meaning as ascribed to it in Article 65(6)(a);

“Drag-Along Sale” has the meaning as ascribed to it in Article 65(6)(a);

“Drag-Along Sale Date” has the meaning as ascribed to it in Article 65(6)(a)(ii);

“Dragged Holder” has the meaning as ascribed to it in Article 65(6)(a);

“Founders” means Ji Lun HE, Yun Feng FANG, Xian Zhou ZHU, Jia Ju ZENG, Chang Wen ZHOU, Hong ZHONG and Ying WANG;

“Fully-diluted Basis” means the basis of calculation of the entire share capital of the Company including (1) the issued and outstanding Ordinary Shares, (2) the Ordinary Shares into which the issued and outstanding Preferred Shares are convertible, options granted or to be granted under the share option plan, and any other convertible securities that would be convertible on a fully-converted basis;

“Governmental Authority” means any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof;

“Group Companies” means the Company, the PRC WFOE, and the PRC Co., and all other director indirect subsidiaries of the foregoing and “Group Company” means any one (1) of the Group Companies;

“Initiating Shareholders” has the meaning as ascribed to it in Article 65(6)(a);

“Initiating Shareholder Shares” has the meaning as ascribed to it in Article 65(6)(a)(ii);

“Investors” means Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P., and “Investor” means either one (1) of the Investors;

“Law” means The Companies Law (2004 Revision) of the Cayman Islands and every modification or reenactment thereof for the time being in force;

“Member” means the person registered in the Register of Members as the holder of shares in the Company and, when two (2) or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires;

“Memorandum” means the Company’s Amended and Restated Memorandum of Association, as amended from time to time;

“month” means calendar month;

“New Shares” has the meaning as ascribed to it in Article 52(3)(g);

“Non-Purchasing Holder” has the meaning as ascribed to it in Article 65(2)(b);

“notice” means written notice as further defined in these Articles unless otherwise specifically stated;

“Offered Shares” has the meaning as ascribed to it in Article 65(2)(a);

“Officer” means any person appointed by the Board to hold an office in the Company;

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities;

“ordinary resolution” means a resolution passed at a general meeting (or, if so specified, a class meeting) of the Company by a simple majority of the votes cast, or a written resolution;

“Ordinary Shareholders” means holders of Ordinary Shares of the Company from time to time;

“Ordinary Shareholder Directors” has the meaning as ascribed to it in Article 14(2)(b).

“Ordinary Shares” means ordinary shares in the capital of the Company, par value of US$0.0001 per share;

“paid-up” means paid-up or credited as paid-up;

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority;

“Pledged Shares” has the meaning as ascribed to it in Article 52(4)(c);

“PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan;

“PRC Co.” means , a limited liability company established under the laws of the PRC;

“PRC Co. Shareholders” means Da En HE and Ji Lun HE;

“PRC GAAP” shall mean the generally accepted accounting principles in the PRC;

“PRC WFOE” means , a wholly foreign-owned enterprise organized as a limited liability company under the laws of the PRC;

“Preferred Holder” means a holder of Preferred Shares;

“Preferred Shares” means the Series A-1 Shares and the Series A-2 Shares;

“Prohibited Transfer” has the meaning as ascribed to it in Article 65(5)(a);

“Purchase and Co-Sale Notice” has the meaning as ascribed to it in Article 65(2)(b);

“Purchasing Holder” has the meaning as ascribed to it in Article 65(2)(b);

“Qualified Public Offering” means a firm commitment underwritten public offering of Ordinary Shares of the Company and the listing of such Ordinary Shares on a reputable international stock exchange (including without limitation stock exchanges in the United States, Hong Kong, NASDAQ, Singapore, London and Japan, or any other stock exchange that is approved by the Board (consisting of at least one (1) Series A Director) at a public offering price of at least three (3) times the weighted average per share original issue price of the Series A Shares (regardless of whether Series A-2 Shares are ultimately subscribed for), based upon the terms of the Subscription Agreement (as adjusted for share splits, combinations, share dividends and so forth) and with aggregate gross proceeds to the Company (after payment of underwriters’ discounts, commissions and offering expenses) in excess of forty million U.S. dollars (US$40,000,000);

“Redemption Date” has the meaning as ascribed to it in Article 52(4)(e);

“Redemption Notice” has the meaning as ascribed to it in Article 52(4)(e);

“Redemption Price” has the meaning as ascribed to it in Article 52(4)(a);

“Register of Directors and Officers” means the Register of Directors and Officers referred to in these Articles;

“Register of Members” means the register of members of the Company;

“Registered Office” means the registered office of the Company from time to time;

“Remaining Shares” has the meaning as ascribed to it in Article 65(2)(b);

“Rights Agreement” means that certain rights agreement, dated as of November 1, 2006, by and among the Group Companies, Insighting Holdings Limited, Knowrience Holdings Limited, the Founders, the PRC Co. Shareholders and the Investors;

“Seal” means the common seal or any official or duplicate seal of the Company;

“Secretary” means the person appointed to perform any or all duties of secretary and includes any deputy or assistant secretary;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Selling Shareholder” has the meaning as ascribed to it in Article 65(2)(a);

“Series A Director” has the meaning as ascribed to it in Article 14(2)(a);

“Series A Holder” means a holder of Series A-1 Shares or Series A-2 Shares;

“Series A Shares” means the Series A-1 Shares and Series A-2 Shares;

“Series A-1 Conversion Price” has the meaning as ascribed to it in Article 52(3)(a);

“Series A-1 Liquidation Preference” has the meaning as ascribed to it in Article 52(2)(a);

“Series A-1 Original Issue Date” means the date on which the first Series A-1 Share is allotted and issued;

“Series A-1 Original Issue Price” means US$0.64;

“Series A-1 Preferred Dividends” has the meaning as ascribed to it in Article 52(1)(b);

“Series A-1 Shares” means the series A-1 preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share;

“Series A-2 Conversion Price” has the meaning as ascribed to it in Article 52(3)(a);

“Series A-2 Liquidation Preference” has the meaning as ascribed to it in Article 52(2)(a);

“Series A-2 Original Issue Date” means the date on which the first Series A-2 Share is allotted and issued;

“Series A-2 Original Issue Price” means US$1.2096;

“Series A-2 Preferred Dividends” has the meaning as ascribed to it in Article 52(1)(b);

“Series A-2 Shares” means the series A-2 preferred shares in the capital of the Company with a nominal or par value of US$0.0001 per share;

“shares” means Preferred Shares and Ordinary Shares;

“special resolution” means a Members’ resolution expressed to be a special resolution and passed either (i) as an unanimous written resolution signed by all Members entitled to vote or (ii) at a meeting by Members holding not less than two-thirds ( 2/ 3) of all Shares then outstanding, calculated on an as-converted basis (which Members, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given);

“Subsequent Financing” has the meaning as ascribed to it in Article 52(6)(a);

“Subscription Agreement” means that certain share subscription agreement, dated as of November 1, 2006, by and among the Group Companies, Insighting Holdings Limited, Knowrience Holdings Limited, the Founders, the PRC Co. Shareholders and the Investors.

“Subsidiary” means, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the US GAAP or other relevant generally accepted accounting practices, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary. Notwithstanding the above, as applied to the Company, the term “Subsidiary” or “subsidiary” includes PRC WFOE and PRC Co;

“Transfer” has the meaning as ascribed to it in Article 65(1)(a);

“Transfer Notice” has the meaning as ascribed to it in Article 65(2)(a);

“US GAAP” shall mean the generally accepted accounting principles in the United States;

“US$” shall mean United States dollars;

“written” and “in writing” include all modes of representing or reproducing words in visible form; and

“year” means calendar year.

2(2)	In these Articles where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine gender and vice versa;

(c)	words importing persons include companies or associations or bodies of persons, corporate or not;

(d)	the word “may” shall be construed as permissive; the word “shall” shall be construed as imperative; and

(e)	a reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof.

2(3)	Subject as aforesaid, words defined or used in the Law have the same meaning in these Articles.

2(4)	Expressions referring to writing or written shall unless the contrary intention appears, include facsimile, printing lithography, photography and other modes of representing words in a visible form.

2(5)	The headings in these Articles are for ease of reference only and shall not affect the construction or interpretation of these Articles.

BOARD OF DIRECTORS

3. Board of Directors

The business of the Company shall be managed and conducted by the Board.

4. Management of the Company

(1) In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles, the provisions of any statute and to such regulations as may be prescribed by the Company in general meeting.

(2) No regulation or alteration to these Articles pursuant to a special resolution shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

(3) The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

5. Power to Appoint Managing Director or Chief Executive Officer

Subject to Article 52(6), the Board may from time to time appoint an individual to the office of managing director or chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

6. Power to Appoint Manager

The Board may appoint a person to act as manager of the Company’s day to day business, and subject to Article 52(6), may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

7. Power to Authorise Specific Actions

Subject to the approval of the Preferred Holders expressly set forth in Article 52(6) hereof, the Board may from time to time and at any time authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

8. Power to Appoint Attorney

The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

9. Power to Delegate to a Committee

Subject to Article 52(6), the Board may delegate any of its powers to a committee appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Directors for this purpose, the meetings and proceedings of such committees shall be governed by the provisions of these Articles covering the meetings and proceedings of the Directors, including provisions for written resolutions.

10. Power to Appoint and Dismiss Employees

Subject to Article 52(6), the Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

11. Power to Borrow and Charge Property

Subject to Article 52(6), the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

12. Exercise of Power to Purchase Shares of the Company

(1) Subject to the Law and Article 52(6), the Company is hereby authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member; but, save for shares declared to be redeemable by these Articles or the Memorandum, the Directors shall not issue redeemable shares without the sanction of an ordinary resolution.

(2) The Board may exercise all the powers of the Company to purchase all or any part of its own shares subject to these Articles and pursuant to the Law. Shares purchased by the Company shall be cancelled and shall cease to confer any right or privilege on the Member from whom the shares are purchased.

(3) The Company is hereby authorised to make payments in respect of the redemption of its shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Law.

(4) Unless fixed in these Articles or by the ordinary resolution sanctioning its issue the redemption price of a redeemable share, or the method of calculation thereof, shall be fixed by the Directors at or before the time of issue.

(5) Subject to these Articles (particularly Article 52(4)), unless otherwise provided or directed by the ordinary resolution sanctioning the issue of the shares concerned:

(a) every share certificate representing a redeemable share shall indicate that the share is redeemable;

(b) in the case of shares redeemable at the option of a Member a redemption notice from a Member may not be revoked without the agreement of the Directors;

(c) at the time or in the circumstances specified for redemption the redeemed shares shall be cancelled and shall cease to confer on the relevant Member any right or privilege, without prejudice to the right to receive the redemption price, which price shall become payable so soon as it can with due dispatch be calculated, but subject to surrender of the relevant share certificate for cancellation (and reissue in respect of any balance);

(d) the redemption price may be paid in any manner authorised by these Articles for the payment of dividends;

(e) the Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Law (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of shares for this purpose);

(f) subject to these Articles, the Directors may determine, as they think fit all questions that may arise concerning the manner in which the redemption of the shares shall or may be effected; and

(g) no share may be redeemed unless it is fully paid-up.

13. Discontinuation

The Board may exercise all the powers of the Company to discontinue the Company to a named country or jurisdiction outside the Cayman Islands pursuant to Section 226 of the Law.

14. Election/Removal of Directors

(1) There shall be a Board consisting of at least three (3) persons, which number shall not be increased or decreased except by amendment of these Articles duly approved by the holders of the Series A Shares pursuant to Article 52(6) in addition to approval from holders of Ordinary Shares.

(2) The Member of the Company shall take all action (including, without limitation, voting the Shares owned by each, calling extraordinary meetings of Members and executing and delivering written consents) necessary to elect the following candidates as Directors:

(a) two (2) Directors (the “Series A Directors”) shall be designated by the Investors and elected by holders of the Series A Shares voting as a separate class; provided that the Investors shall have such designation right and the holders of Series A Shares shall have such election right for only so long as the Investors hold no less than fifty percent (50%) of the Series A Shares that the Investors subscribed for on the Series A-1 Original Issue Date and/or Series A-2 Original Issue Date (as the case may be); and further provided that such right to designate and elect Series A Directors shall terminate and cease to be in effect upon the closing of a Qualified Public Offering;

(b) four (4) Directors shall be designated by Ji Lun HE and elected by the holders of the Ordinary Shares voting as a separate class (the “Ordinary Shareholder Directors”); and

(c) one (1) Director shall be designated by Ji Lun HE and the Investors and elected by holders of a majority of the Series A Shares and holders of a majority of the Ordinary Shares, voting as separate classes.

(3) The Members of the Company shall upon each such designation promptly take all action (including, without limitation, voting the Shares owned by each, calling extraordinary meetings of Members and executing and delivering written consents) necessary to elect such candidate as Director.

(4) After the conversion of all Preferred Shares into the Ordinary Shares, the holders of the Ordinary Shares (including Ordinary Shares issued upon conversion of Preferred Shares) voting together as a single class shall elect all Directors. Any vacancy on the Board occurring because of the death, resignation or removal of a director shall be filled by the vote or written consent of the same member or members who nominated and elected such Director.

(5) The Directors designated exclusively by the Investors shall be entitled to appoint alternates to serve at any meeting of the Board or of any committee thereto, and such alternates shall be permitted to attend all meetings of the Board or of any committee and vote on the Director’s behalf.

(6) Whenever a candidate for appointment to the Board is to be designated by a group of members, if shares are held and voted by such members in such proportion that no majority vote is obtained, then the candidates with the greatest number of votes shall be deemed designated (up to the number of candidates to be selected by such group of members). The candidate(s) so designated shall be the designated candidate(s) for that group of members and the Members agree to vote for such individuals. No Director shall be removed except by the affirmative vote of the group of members entitled to designate such Director, and no Director may be so removed if the votes cast against such Director’s removal would be sufficient (assuming that each of such group’s designated Directors were being chosen) to designate such Director for such group of members, other than a removal due to the bad faith, willful misconduct or fraud of any Director; which removal may be effected pursuant to an ordinary resolution.

(7) An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

(8) There shall be no shareholding qualification for Directors.

15. Defects in Appointment of Directors

All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

16. Alternate Directors and Proxies

(1) A Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a meeting of the Directors.

(2) The appointment of an Alternate Director shall terminate on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

(3) An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

(4) If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one (1) Director, his voting rights shall be cumulative.

(5) Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to meetings of the Directors.

(6) An Alternate Director may join in a written resolution of the Directors adopted pursuant to these Articles and his signature of such resolution shall be as effective as the signature of his appointor.

(7) Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

(8) A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by members shall apply equally to the appointment of proxies by Directors.

17. Vacancies on the Board

(1) The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Articles as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may only act for the purpose of (i) increasing the number of Directors to the requisite number (ii) summoning a general meeting of the Company or (iii) preserving the assets of the Company.

(2) The office of Director shall be vacated if the Director:

(a) is removed from office pursuant to these Articles or is prohibited from being a Director by law;

(b) is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c) is or becomes of unsound mind or an order for his detention is made under the Mental Health Law or any analogous law of a jurisdiction outside the Cayman Islands or dies; or

(d) resigns his or her office by notice in writing to the Company.

18. Notice of Meetings of the Board

(1) A Director may, and the Secretary upon request of a Director shall, at any time summon a meeting of the Board.

(2) Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally in person or by telephone or otherwise communicated or sent to such Director by post, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

(3) At least three (3) business days prior to each Board meeting, the Company shall provide each Director with a complete information package for such meeting, including but not limited to a market update, competitiveness analysis, the Company financial performance and its operational review.

19. Quorum at Meetings of the Board

The quorum necessary for the transaction of the business shall be four (4) Directors, inclusive of at least one (1) Series A Director, if any Series A Director then be in office and one (1) Ordinary Shareholder Director. A Director and his appointed alternate Director shall be considered only one (1) person for the purpose of quorum; provided that if there shall at any time be only a sole Director, the quorum shall be one (1). For the purposes of this Article, an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Directors for the time being present (in person or by alternate) shall constitute a quorum.

20. Meetings of the Board

(1) Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, but no less frequent than once every quarter.

(2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

(3) Unless otherwise specifically provided in these Articles, questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum. In case of an equality of votes, the Chairman shall not have a second or casting vote.

21. Unanimous Written Resolutions

A resolution in writing signed by all the Directors which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution.

22. Contracts and Disclosure of Directors’ Interests

(1) Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director’s firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein contained shall authorise a Director or Director’s firm, partner or such company to act as Auditor of the Company.

(2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest.

(3) Following a declaration being made pursuant to this Article, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

23. Remuneration of Directors

The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day.

OFFICERS

24. Officers of the Company

The Officers of the Company shall consist of a Chairman and a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Articles.

25. Appointment of Officers

(1) The Board shall appoint a Chairman who shall be a Director.

(2) The Secretary and additional Officers, if any, shall be appointed by the Board from time to time.

26. Remuneration of Officers

The Officers shall receive such remuneration as the Board may from time to time determine.

27. Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

28. Chairman of Meetings

Unless otherwise agreed by a majority of those attending and entitled to attend and vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members and of the Board at which such person is present. In his absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29. Register of Directors and Officers

(1) The Board shall cause to be kept in one (1) or more books at its registered office a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:

(a) first name and surname; and

(b) address.

(2) The Board shall, within the period of thirty (30) days from the occurrence of:

(a) any change among its Directors and Officers; or

(b) any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

30. Register of Mortgages and Charges

(1) The Directors shall cause to be kept the register of mortgages and charges required by the Law.

(2) The Register of Mortgages and Charges shall be open to inspection at the office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two (2) hours in each business day be allowed for inspection.

MINUTES

31. Obligations of Board to Keep Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a) of all elections and appointments of Officers;

(b) of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c) of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

INDEMNITY

32. Indemnification of Directors and Officers of the Company

The Directors and Officers of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer or trustee and their respective heirs, executors, administrators and personal representatives (each of such persons being referred to in this Article as an “indemnified party”) shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duties in their respective offices or trusts, except any which an indemnified party shall incur or sustain by or through his own willful neglect or default; no indemnified party shall be answerable for the acts, omissions, neglects or defaults of any other Director, Officer or trustee, or for joining in any receipt for the sake of conformity, or for the solvency or honesty of any banker or other persons with whom any moneys or effects belonging to the Company may be lodged or deposited for safe custody, or for any insufficiency of any security upon which any monies of the Company may be invested, or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such indemnified party.

33. Waiver of Claim by Member

Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

MEETINGS

34. Notice of Annual General Meeting

(1) The Company shall in each year hold a general meeting as its annual general meeting, provided that, if the Company is an exempted company, it may by ordinary resolution determine that no annual general meeting need be held in a particular year or years or indefinitely.

(2) Subject to sub-paragraph (1) of this Article the annual general meeting of the Company shall be held in each year other than the year of incorporation at such time and place as the Chairman or any two (2) Directors or any Director and the Secretary or the Board shall appoint. At least five (5) days notice of such meeting shall be given to each Member stating the date, place and time at which the meeting is to be held and if different, the record date for determining members entitled to attend and vote at general meeting, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

35. Notice of Extraordinary General Meeting

(1) General meetings other than annual general meetings shall be called extraordinary general meetings.

(2) The Chairman or any two (2) Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary, upon not less than five (5) days’ notice which shall state the date, time, place and the general nature of the business to be considered at the meeting.

36. Accidental Omission of Notice of General Meeting

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

37. Meeting Called Upon Request of Members

(1) Notwithstanding anything herein, the Board shall, upon request of Members holding at the date of the deposit of the request not less than seventy-five percent (75%) of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company. To be effective the request shall state the objects of the meeting, shall be in writing, signed by the Members requesting such meeting, and shall be deposited at the Registered Office. The request may consist of several documents in like form each signed by one (1) or more Members requesting such meeting.

(2) If the Directors do not within twenty-one (21) days from the date of the request duly proceed to call an extraordinary general meeting, the Members requesting such meeting, or any of them representing more than seventy-five percent (75%) of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety (90) days after the request. An extraordinary general meeting called by Members requesting such meeting shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.

38. Short Notice

A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by all the Members entitled to attend and vote thereat in the case of an annual general meeting, or in the case of an extraordinary general meeting, by seventy-five percent (75%) of the members entitled to attend and vote thereat.

39. Postponement of Meetings

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Articles.

40. Quorum for General Meeting

At any general meeting of the Company, two (2) persons present in person and representing in person or by proxy (i) in excess of 50% of the issued and outstanding Preferred Shares, and (ii) in excess of fifty percent (50%) of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, PROVIDED that if the Company shall at any time have only one (1) Member, one (1) Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one (1) week later, at the same time and place or to such other day, time or place as the Board may determine.

41. Adjournment of Meetings

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present (and shall if so directed), adjourn the meeting. Unless the meeting is adjourned for more than sixty (60) days fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Articles.

42. Attendance at Meetings

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

43. Written Resolutions

(1) Anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members of the Company, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

(2) A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members, or any class thereof, in as many counterparts as may be necessary.

(3) For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

(4) A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

(5) A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

44. Attendance of Directors

The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

45. Voting at Meetings

(1) Subject to the provisions of the Law and these Articles, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes, the Chairman shall not have a second or casting vote.

(2) No Member shall be entitled to vote at any general meeting unless such Member has paid all the calls on all shares held by such Member.

46. Voting on Show of Hands

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one (1) vote and shall cast such vote by raising his or her hand.

47. Decision of Chairman

At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Articles, be conclusive evidence of that fact.

48. Demand for a Poll

(1) Notwithstanding the provisions of the immediately preceding two (2) Articles, at any general meeting of the Company, in respect of any question proposed for the consideration of the Members (whether before or on the declaration of the result of a show of hands as provided for in these Articles), a poll may be demanded by the Chairman or at least one (1) Member.

(2) Where, in accordance with the provisions of sub-paragraph (1) of this Article, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one (1) vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted in the manner set out in sub-paragraph (4) of this Article or in the case of a general meeting at which one (1) or more Members are present by telephone in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

(3) A poll demanded in accordance with the provisions of sub-paragraph (1) of this Article, for the purpose of electing a chairman or on a question of adjournment, shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place as the chairman may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

(4) Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered member in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two (2) Members or proxy members appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

49. Seniority of Joint Holders Voting

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

50. Instrument of Proxy

The instrument appointing a proxy shall be in writing in the form, or as near thereto as circumstances admit, of Form “A” in the Schedule hereto, under the hand of the appointor or of the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal, or under the hand of a duly authorised officer or attorney. The decision of the chairman of any general meeting as to the validity of any instrument of proxy shall be final.

51. Representation of Corporations at Meetings

A corporation which is a Member may, by written instrument, authorise such person as it thinks fit to act as its representative at any meeting of the Members and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

SHARE CAPITAL AND SHARES

52. Rights of Preferred Shares

(1) Dividends.

(a) Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company in issue and authorize payment of the same out of the funds of the Company lawfully available therefore and in accordance with the provisions of this Article 52;

(b) In each fiscal year, for so long as a holder of Series A Shares holds no less than fifty percent (50%) of the Series A Shares that such holder of Series A Shares subscribed for on the Series A-1 Original Issue Date and/or Series A-2 Original Issue Date, as the case may be, (i) such holder of the Series A-1 Shares shall be entitled to receive dividends (“Series A-1 Preferred Dividends”) from time to time payable out of any funds legally available therefor at the rate of three percent (3%) of the Series A-1 Original Issue Price, and (ii) such holder of the Series A-2 Shares shall be entitled to receive dividends (“Series A-2 Preferred Dividends”) from time to time payable out of any funds legally available therefor at the rate of three percent (3%) of the Series A-2 Original Issue Price, prior to and in preference to any dividends on shares of any other class or series. The Series A-1 Preferred Dividends and the Series A-2 Preferred Dividends shall accrue from year to year, whether or not declared or paid, and no dividend shall be declared or paid in any fiscal year on any other class or series of shares unless and until all Series A-1 Preferred Dividends and all Series A-2 Preferred Dividends for the current year, and all Series A-1 Preferred Dividends and the Series A-2 Preferred Dividends accrued but unpaid from prior years, have been paid in full. Notwithstanding the foregoing, the Series A-1 Preferred Dividends and the Series A-2 Preferred Dividends accrued shall become immediately payable at the discretion of the Board or upon an initial public offering of the Ordinary Shares of the Company. Upon the initial public offering of the Ordinary Shares of the Company, such holders of Series A Shares shall have the right to convert dividends accrued into such number of the Ordinary Share at the net initial public offering price (after deducting underwriting commissions and discounts and all levies and taxes) and the preferred dividend rights of such holders of the Series A Shares pursuant to this Article 52(1) shall terminate and cease to be in effect; and

(c) Without limiting the foregoing, and in addition to any Series A-1 Preferred Dividends and Series A-2 Preferred Dividends, no dividends or other distributions, whether in cash, in property, or in any shares of the Company, shall be paid with respect to shares of any class or series unless at the same time a dividend or distribution of like kind and amount is paid on each outstanding Series A Share on an as-converted basis.

(2) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or any Deemed Liquidation Event (as defined below), distributions to the Members of the Company shall be made in the following manner and in the following order of preference:

(a) So long as a holder of the Series A Shares holds no less than fifty percent (50%) of the Series A Shares that such holder of Series A Shares subscribed for on the Series A-1 Original Issue Date and/or Series A-2 Original Issue Date, as the case may be, such holder of the Series A Shares shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, the amount of US$0.768 for each Series A-1 Share plus an amount equal to all declared or accrued but unpaid dividends thereon (the “Series A-1 Liquidation Preference”), and the amount of US$1.45152 for each Series A-2 Share plus an amount equal to all declared or accrued but unpaid dividends thereon (the “Series A-2 Liquidation Preference”). If upon the occurrence of a liquidation, dissolution or winding up of the Company, the assets and funds thus distributed among the holders of the Series A Shares shall be insufficient to permit the payment to such holders of the full preferential amount stated herein, then the entire assets and funds of the Company legally available for distribution shall be distributed pro-rata amongst the holders of all outstanding Series A-1 Shares and Series A-2 Shares based on their respective preferential amounts stated herein.

(b) After setting aside or paying in full the preferential amounts due to such holders of the Series A Shares pursuant to Article 52(2)(a) above, the remaining assets of the Company available for distribution to Members, if any, shall be distributed to the holders of the Series A Shares, Ordinary Shares and shares of any other class or series on a pro-rata basis, based on the number of Ordinary Shares then held by each holder on an as-converted basis.

(c) In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of a Group Company, or (ii) a consolidation, merger, acquisition, change of Control or other transaction of the Company, with or into any other company or companies in which the Members of the Company do not retain a majority of the voting power in the surviving company, (each, a “Deemed Liquidation Event”), the Company shall, to the extent legally entitled to do so, declare a compulsory dividend (x) equal to the amount received by the Company on such sale, lease, or other disposition, or (y) equal to the amount that would otherwise be received by the Members on such consolidation, merger, acquisition or other transaction or (z) equal to the amount of the Series A-1 Liquidation Preference or the Series A-2 Liquidation Preference, as the case may be, on such enactment or prohibition (the “Compulsory Dividend”). Such Compulsory Dividend shall be paid either in the same form of consideration that is received from the acquirer(s) or in cash, as the Company may in its absolute discretion determine. The Compulsory Dividend will be distributed to the holders of shares of the Company in accordance with Articles 52(2)(a) and 52(2)(b) and, in the case of an event described in (ii) above, shall be distributed in lieu of payments the holders of shares would otherwise receive. In the event the requirements of this Article 52(2) are not complied with, the Company shall forthwith either (a) cause such closing to be postponed until such time as the requirements of this Article 52(2) have been complied with, or (b) cancel such transaction. For the avoidance of doubt, the holders of the Series A-1 Shares or the Series A-2 Shares shall not receive a Compulsory Dividend if they have already received the Series A-1 Liquidation Preference or the Series A-2 Liquidation Preference under Article 52(2)(a) as a result of the same Deemed Liquidation Event.

(d) Notwithstanding any other provision of this Article 52(2), and subject to any other applicable provisions of these Articles, the Company may at any time, out of legally available funds, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Series A Shares shall have been declared and funds set aside therefor and such repurchases shall not be subject to the Series A-1 Liquidation Preference or the Series A-2 Liquidation Preference.

(e) In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of the Series A Shares and Ordinary Shares shall be determined in good faith by the Board, or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i) if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii) if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board (including the approval of at least one (1) Series A Director).

(f) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clause (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board (including the approval of at least one (1) Series A Director), or by a liquidator if one is appointed. The holders of at least a majority of the outstanding Series A Shares (on an as-converted basis) shall have the right to challenge any determination by the Board of fair market value pursuant to this Article 52(2)(f), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne by the Company.

(g) The right of the holders of the Series A Shares to receive liquidation preferences under this Article 52(2) shall terminate and cease to be in effect upon the closing of a Qualified Public Offering.

(3) Conversion Rights. The holders of the Series A Shares have conversion rights as follows:

(a) Right to Convert Series A Shares. Unless converted earlier pursuant to Article 52(3)(b) below, (i) each Series A-1 Share shall be convertible, at the option of the holder thereof, at any time after the Series A-1 Original Issue Date, into such number of fully paid and non-assessable Ordinary Shares as determined by dividing the Series A-1 Original Issue Price by the Series A-1 Conversion Price

in effect at the time of the conversion (the “Series A-1 Conversion Price”), and (ii) each Series A-2 Share shall be convertible, at the option of the holder thereof, at any time after the Series A-2 Original Issue Date, into such number of fully paid and non-assessable Ordinary Shares as determined by dividing the Series A-2 Original Issue Price by the Series A-2 Conversion Price in effect at the time of the conversion (the “Series A-2 Conversion Price”). The initial Series A-1 Conversion Price shall be the Series A-1 Original Issue Price, and the initial Series A-2 Conversion Price shall be the Series A-2 Original Issue Price.

(b) Automatic Conversion. Each Series A-1 Share and Series A-2 Share shall automatically be converted into Ordinary Shares at the then effective Series A-1 Conversion Price and Series A-2 Conversion Price, respectively, immediately prior to the closing of a Qualified Public Offering. In the event of an automatic conversion of the Series A Shares, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted such Series A-1 Shares or the Series A-2 Shares until immediately prior to the closing of the Qualified Public Offering.

(c) Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Series A Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Series A-1 Conversion Price or Series A-2 Conversion Price, as the case may be. Before any Series A Holder shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, the holder shall surrender the certificate or certificates for the Series A Shares, duly endorsed, at the principal office of the Company or of any transfer agent for the Series A Shares to be converted, and shall give written notice to the Company at such office that the holder elects to convert the same. The Company shall promptly issue and deliver at such office to such holder of the Series A Shares a certificate or certificates for and a copy of the Company’s register of Members showing such holder of the Series A Shares as a holder of the number of Ordinary Shares to which the holder shall be entitled as aforesaid certified by the Company’s share registrar and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. The Series A Shares converted into Ordinary Shares shall be cancelled and shall not be reissued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for the Series A Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. For the avoidance of doubt, no conversion shall prejudice the right of a Series A Holder to receive dividends and other distributions declared but not paid as at the date of conversion on the Series A Shares being converted.

The Company may give effect to any conversion pursuant to the Articles by one (1) or more of the following methods:

(i) If the total nominal par value of the Preferred Shares being converted is equal to the total nominal par value of the Ordinary Shares into which such Preferred Shares convert such that each Preferred Share is convertible into one (1) Ordinary Share and both the Preferred Share and the Ordinary Share have the same par value, the Company may, by resolution of the Board, redesignate the Preferred Shares to Ordinary Shares. On re-designation, each Preferred Share to be converted shall become an Ordinary Share with the rights, privileges, terms and obligations of the class of Ordinary Shares and the converted Ordinary Shares shall thenceforth form part of the class of the Ordinary Shares (and shall cease to form part of the class of Preferred Shares for all purposes).

(ii) The Board may by resolution resolve to redeem the Preferred Shares for the purpose of this Article (and, for accounting and other purposes, may determine the value therefor) and in consideration therefor issue fully-paid Ordinary Shares in relevant number.

(iii) The Board may by resolution approve payment for the Preferred Shares out of the profits of the Company or adopt any other method permitted by Statute including capitalizing reserves to pay up new Ordinary Shares, or by making a fresh issue of Ordinary Shares made for that purpose, except that if conversion is capable of being effected in the manner described in paragraph (i) above, the conversion shall be effected in that manner in preference to any other method permitted by law or the Articles.

(d) Availability of Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorized but unissued Ordinary Shares, free of liens of any kind, solely for the purpose of effecting the conversion of the Series A Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Shares, in addition to such other remedies as shall be available to the holder of such Series A Shares, the Company shall take such corporate action as may, in accordance with the Articles and the Statute, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(e) Cessation of Certain Rights on Conversion. Subject to Article 52(3)(c), on the date of conversion of any Series A Share to an Ordinary Share, the holder of the Series A Share to be converted shall cease to be entitled to any rights in respect of such Series A Share and accordingly his name shall be removed from the register of Members as the holder of such Series A Shares and shall correspondingly be inserted onto the register of Members as the holder of the number of Ordinary Shares into which such Series A Shares convert; provided, however, that such holder shall be entitled to receive any declared but unpaid dividends payable on the Series A Shares for which a record date occurred prior to the date of conversion if he was the holder on such record date.

(f) Ordinary Shares Resulting from Conversion. The Ordinary Shares resulting from the conversion of the Series A Shares:

(i) shall be credited as fully paid and non-assessable;

(ii) shall rank pari passu in all respects and form one (1) class with the Ordinary Shares then issued; and

(iii) shall entitle the holder to all dividends payable on the Ordinary Shares by reference to a record date after the date of conversion.

(g) Adjustment to Conversion Price. For purposes of Articles 52(3) and 54, the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either New Shares or Convertible Securities.

(ii) “Convertible Securities” mean any notes, bonds, debentures, preferred shares or other securities or rights which are ultimately convertible into or exchangeable for New Shares.

(iii) “New Shares” mean all Ordinary Shares (including reissued shares) issued by the Company after the Series A-1 Original Issue Date, other than:

(A) Ordinary Shares issued or issuable upon conversion of Series A-1 Shares or Series A-2 Shares authorized herein or upon the exercise or conversion of options or warrants outstanding as of Series A-1 Original Issue Date;

(B) not more than 7,500,000 Ordinary Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions) issuable or issued to officers, directors, employees, consultants of the Company pursuant to any equity plan or incentive arrangement approved by the Directors including any of such shares which are repurchased;

(C) as a dividend or distribution on Series A Shares or in connection with any event for which adjustment is made pursuant to Article 52(3)(m) or 52(3)(n);

(D) any share split, share dividend, recapitalization or similar transaction for which proportional adjustments are made;

(E) Series A-2 Shares and Ordinary Shares issued or issuable upon conversion of any such Series A-2 Shares;

(F) Ordinary Shares or any evidences of indebtedness, shares (other than Series A Shares and Ordinary Shares) or Convertible Securities issued in a bona fide acquisition, merger consolidation, strategic alliance, license of technology or similar business combination or strategic transaction, the terms of which are approved by the Board (including at least one (1) Series A Director);

(G) Ordinary Shares issued in an underwritten public offering;

(H) Ordinary Shares or Convertible Securities issued for business purposes that are approved by the Board, including the affirmative vote of at least one (1) Series A Director;

(I) Ordinary Shares or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company that are approved by the Board, including the affirmative vote of at least one (1) Series A Director; and

(J) Ordinary Shares or Convertible Securities issued to customers, partners, vendors or providers of the Company that are approved by the Board, including the affirmative vote of at least one (1) Series A Director.

(h) No Adjustment of Series A-1 Conversion Price and Series A-2 Conversion Price. Subject to Article 52(3)(o), (i) no adjustment in the Series A-1 Conversion Price shall be made in respect of the issuance of New Shares unless the consideration for any New Share issued or deemed to be issued by the Company is less than the Series A-1 Conversion Price in effect on the date of and immediately prior to such issue, and (ii) no adjustment in the Series A-2 Conversion Price shall be made in respect of the issuance of New Shares unless the consideration for any New Share issued or deemed to be issued by the Company is less than the Series A-2 Conversion Price in effect on the date of and immediately prior to such issue.

(i) Deemed Issue of New Shares. In the event the Company shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be New Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that New Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 52(3)(k) hereof) of such New Shares would be less than the Series A-1 Conversion Price or the Series A-2 Conversion Price, as the case may be, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further, that in any such case in which New Shares are deemed to be issued:

(i) no further adjustment in the Series A-1 Conversion Price or the Series A-2 Conversion Price, as the case may be, shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Series A-1 Conversion Price or the Series A-2 Conversion Price, as the case may be, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A-1 Conversion Price or the Series A-2 Conversion Price, as the case may be, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Ordinary Shares, the only New Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv) no re-adjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Series A-1 Conversion Price or the Series A-2 Conversion Price, as the case may be, to an amount which exceeds the lower of (a) the Series A-1 Conversion Price on the original adjustment date immediately prior to the adjustment for which the re-adjustment is now being made, or the Series A-2 Conversion Price on the original adjustment date immediately prior to the adjustment for which the re-adjustment is now being made, as the case may be, or (b) the applicable Series A-1 Conversion Price or Series A-2 Conversion Price (as the case may be) that would have resulted from any issuance of New Shares between the original adjustment date and such re-adjustment date, and from any other occurrences, during such period, of events (including share splits) that would cause adjustments to the Series A-1 Conversion Price or the Series A-2 Conversion Price, as the case may be; and

(v) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series A-1 Conversion Price or the Series A-2 Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(j) Adjustment of Conversion Price Upon Issuance of New Shares. In the event the Company issues New Shares or is deemed to issue New Shares without consideration or for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) less than the Series A-1 Conversion Price or the Series A-2 Conversion Price, as the case may be, in effect on the date of and immediately prior to such issue, then and in such event, the Series A-1 Conversion Price or the Series A-2 Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price equal to the consideration per share for which such New Shares are issued or deemed to be issued. If such New Shares are issued or deemed to be issued for no consideration, then the consideration per share shall be deemed to be the then current par value of each Ordinary Share.

(k) Determination of Consideration. For purposes of this Article 52(3), the consideration received by the Company for the issue of any New Shares shall be computed as follows:

(i) Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Directors; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C) in the event New Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such New Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Directors.

(ii) Options and Convertible Securities. The consideration per share received by the Company for New Shares deemed to have been issued pursuant to Article 52(3)(i), relating to Options and Convertible Securities, shall be determined by dividing

(A) the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(l) Adjustments for Shares Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Series A-1 Conversion Price then in effect or the Series A-2 Conversion Price then in effect, as the case may be, shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Series A-1 Conversion Price then in effect or the Series A-2 Conversion Price then in effect, as the case may be, shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(m) Adjustments for Other Distributions. In the event the Company makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then (unless the holders of the Series A Shares receive an equivalent distribution on an as-converted basis) provision shall be made so that the holders of Series A Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Series A Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 52(3) with respect to the rights of the holders of the Series A Shares.

(n) Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Series A Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event, the holder of each Series A Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Series A Shares immediately before that change, all subject to further adjustment as provided herein.

(o) Special Adjustment for Series A-2 Conversion Price.

(i) If the Company’s Net Income of 2007 (as defined below) is greater than or equal to US$8,000,000 or its equivalent in another currency, then in addition to and without limiting any other prior or subsequent adjustments required under this Article 52(3), the Series A-2 Conversion Price shall be adjusted once to equal to the then-existing Series A-2 Conversion Price times a fraction, the numerator of which shall be the Net Income of 2007 and the denominator of which shall be US$8,000,000, provided, that, any adjustment pursuant to this Article 52(3)(o)(i) shall not cause the new Series A-2 Conversion Price to be adjusted to an amount greater than US$1.73; and

(ii) If the Company’s Net Income of 2007 is less than US$8,000,000 or its equivalent in another currency, then in addition to and without limiting any other prior or subsequent adjustments required under this Article 52(3), the Series A-2 Conversion Price shall be adjusted once to equal to the lower of (i) the then-existing Series A-2 Conversion Price or (ii) the Series A-2 Original Issue Price times a fraction, the numerator of which shall be the Net Income of 2007 and the denominator of which shall be US$8,000,000, provided, that, any adjustment pursuant to this Article 52(3)(o)(ii) shall not cause the new Series A-2 Conversion Price to be adjusted to an amount lower than US$0.93.

For purposes of this Article 52(3)(o), “Net Income of 2007” shall mean the consolidated net income for the 2007 calendar year of the Company, excluding (i) extraordinary gain or revenue, and excluding any revenue from Affiliates of the Covenantors that are not Group Companies, as audited by a “big 4” accounting firm in accordance with US GAAP; (ii) any reasonable fees and expenses incurred or to be incurred with respect to this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory or other similar fees; (iii) any compensation charge recorded in the consolidated financial statements of the Group Companies in relation to any options issued to employees of the Group Companies pursuant to a share option plan, provided that, such share option plan, option grant and exercise price has been adopted, or will be adopted or approved by the Board, including at least one (1) Series A Director and such issuance of options or the exercise price of the options have been approved by the Board, including at least one (1) Series A Director; (iv) any costs, expenses or charges recorded or to be recorded in the Company’s income statement as a result of the equity financing contemplated under the Subscription Agreement being determined to be a loan for accounting purposes; and (v) all fees and expenses associated with creating, implementing and executing a systematic training program on United States laws in connection with anti-corruption and anti-bribery for all directors, officers, agents, employees, representatives or any other Persons associated with or acting for or on behalf of the foregoing of the Group Companies.

(p) No Impairment. The Company shall not, by amendment of these Articles or its Memorandum of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out in full all provisions of Article 52(3) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Series A Shares against impairment.

(q) Certificate as to Adjustments. Upon the occurrence of each adjustment or re-adjustment of the Series A-1 Conversion Price or the Series A-2 Conversion Price pursuant to this Article 52(3), the Company shall, at its expense, promptly compute such adjustment or re-adjustment in accordance with the terms hereof and furnish to each holder of Series A-1 Shares or the Series A-2 Shares, as the case may be, a certificate setting forth such adjustment or re-adjustment and showing in detail the facts upon which such adjustment or re-adjustment is based. The Company shall, upon the written request at any time of any holder of Series A-1 Shares or the Series A-2 Shares, as the case may be, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and re-adjustments, (ii) the Series A-1 Conversion Price or the Series A-2 Conversion Price, as the case may be, at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Series A-1 Shares or the Series A-2 Shares.

(r) Miscellaneous.

(i) All calculations under this Article 52(3) shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be. Upon conversion of such number of Preferred Shares, the resultant aggregate number of Ordinary Shares to be issued to each holder of Preferred Shares if not a whole number (but part or fraction of a Ordinary Share), shall be rounded up to the nearest multiple of one (1) Ordinary Share such that the resultant aggregate number of Ordinary Shares to be issued to such holder of Preferred Shares shall be a whole number.

(ii) The holders representing more than fifty percent (50%) of the then outstanding Series A Shares shall have the right to challenge any determination by the Directors of fair value pursuant to this Article 52(3), in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(iii) No adjustment in the Series A-1 Conversion Price or the Series A-2 Conversion Price need be made if such adjustment would result in a change in such Series A-1 Conversion Price or Series A-2 Conversion Price of less than US$0.005. Any adjustment of less than US$0.005 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.005 or more in such Series A-1 Conversion Price or Series A-2 Conversion Price, as the case may be.

(4) Redemption.

(a) Upon written request by holders of a majority of the Series A Shares at any time after the fourth anniversary of the Series A-1 Original Issue Date, for so long as such Series A Holders hold no less than fifty percent (50%) of the Series A Shares subscribed for at the Series A-1 Original Issue Date or Series A-2 Original Issue Date, as the case may be, the Company shall on the Redemption Date (defined below) redeem up to all Series A Shares held by the requesting holders of Series A Shares from any funds legally available for such purpose. The Company shall redeem all of the Series A Shares requested to be redeemed at the Redemption Date, and shall effect redemption by paying cash in an amount per share equal to the Series A-1 Liquidation Preference and the Series A-2 Liquidation Preference (as applicable), calculated to the Redemption Date (the “Redemption Price”). The right of redemption of the Series A Holder under this Article 52(4) shall terminate and cease to be in effect upon the closing of a Qualified Public Offering.

(b) If, on the Redemption Date, the Company fails to redeem up to fifty percent (50%) or less of Series A Shares requested to be redeemed, then Ji Lun HE (or his Affiliate if Ji Lun HE held the Ordinary Shares through his Affiliate) shall, within five (5) Business Days after the Redemption Date, pledge, or procure a third party to pledge, to the holders of Series A Shares requesting redemption (or if applicable, a security trustee designated by them) that number of Ordinary Shares equal to the Redemption Price of the Series A Shares requested to be redeemed but failed to be redeemed (the “Pledged Shares”). At the time of such pledge, (i) a notation regarding the pledge of the Pledged Shares shall be made in the Company’s register of members, and (ii) the pledgor of the Pledged Shares shall deliver to the Investors an instrument of transfer with respect to the Pledged Shares, endorsed in blank. If within twelve (12) months after the Redemption Date, neither the Company nor Ji Lun HE (or his Affiliate if Ji Lun HE held the Ordinary Shares through his Affiliate) nor any third party designated by Ji Lun HE (or his Affiliate if Ji Lun HE held the Ordinary Shares through his Affiliate) has paid to the Investors the Redemption Price for the unredeemed Series A Shares, the Pledged Shares shall be transferred to the holders of Series A Shares requesting redemption on a pro-rata basis based upon the number of unredeemed Series A Shares held by each such holder.

(c) Subject to paragraph (b) above, if, on the Redemption Date, the funds of the Company legally available for redemption of Series A Shares are insufficient to redeem the total number of Series A Shares to be redeemed on such date, those funds that are legally available will be used to redeem shares from the holders of Series A Shares ratably in proportion to the aggregate Redemption Prices that would be payable to each Series A Holder if all shares required to be redeemed were being redeemed. The Series A Shares not redeemed shall remain in issue and entitled to all the rights and preferences provided herein, including the rights of conversion set forth herein. The Company shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law or otherwise that prevented the Company from paying the full Redemption Price and redeeming all the Series A Shares requested to be redeemed hereunder, including without limitation causing its Affiliates to distribute any and all available funds to the Company for purposes of paying the Redemption Price. If any time thereafter additional funds become legally available for the redemption, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on the applicable Redemption Date but which it has not redeemed.

(d) Holders of the Series A Shares requesting redemption shall furnish to the Company and other holders of the Series A Shares, a written notice (the “Redemption Notice”), which shall be delivered by hand or by mail or courier (postage prepaid) to the registered office of the Company, and to each other Series A Holder at the address last shown on the records of the Company for such holder. Upon receipt of the Redemption Notice, and without prejudice to the general rights of the holders of other Series A Shares to redeem their shares, other holders of Series A Shares may also deliver a separate Redemption Notice to the Company (copying all other holders of the Series A Shares) within fifteen (15) days of the receipt of the initial Redemption Notice, in which event all shares identified in all Redemption Notices shall be redeemed together. Upon receipt of the initial Redemption Notice, the Board shall determine the date on which the Series A Shares shall be redeemed, which shall in any event be within thirty (30) days after the date of the initial Redemption Notice (the “Redemption Date”).

(e) From and after the payment in full of the Redemption Price with respect to any Series A Share, such Series A Share shall cease to be in issue and shall no longer be transferable on the books of the Company, and all rights of the holder with respect to such share shall cease, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the Redemption Date), without interest, upon the surrender of the certificate or certificates representing the same.

(f) If, following the delivery of the Redemption Notices, the Company fails to redeem on the Redemption Date over fifty percent (50%) of the Series A Shares requested to be redeemed, Article 14 shall automatically be amended to provide that a majority of the directors elected shall be candidates designated exclusively by the holders of the Series A Shares and Ordinary Shares issuable upon conversion of Series A Shares. All members shall be obligated to take timely and necessary action to procure the resignation or removal of any director to be replaced hereunder.

(5) Voting Rights. Except as otherwise required by law or as set forth herein, the holder of each Ordinary Share issued and outstanding shall have one (1) vote for each Ordinary Share held by such holder, and the holder of each Series A Share shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Series A Share could be converted at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class. Holders of the Ordinary Shares and the Series A Shares shall be entitled to notice of any Members’ meeting in accordance with these Articles, and except as otherwise set forth in these Articles, shall vote together and not as separate classes.

(6) Protective Provisions.

(a) Notwithstanding any provision to the contrary, and in addition to any other provisions in these Articles, any of the following acts of any of the Group Companies shall require the prior written approval of the holders of at least two-thirds (2/3) of the issued and outstanding Series A Shares, voting together as a single class, in addition to any other consents or approvals required under applicable laws for so long as each Series A Holder holds no less than fifty (50%) of the Series A Shares that such Series A Holder subscribed for on the Series A-1 Original Issue Date and/or the Series A-2 Original Issue Date, as the case may be:

(i) any amendment to or change in the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Shares;

(ii) any increase or decrease in the authorized share capital of the Company, the registered capital of the PRC WFOE or PRC Co., or any equity in any of the Group Companies;

(iii) any action that authorizes, creates or issues shares of any class or equity interests or securities convertible into shares or other equity interests in any Group Company, except for the issuance of any securities that are specifically excluded from the definition of “New Shares” above;

(iv) any action that reclassifies any outstanding securities, registered capital or other equity interests in any Group Company;

(v) any adoption, variation, amendment or waiver of any provision of the Company’s Memorandum of Association or Articles of Association or of any of the charter documents of any Group Company;

(vi) any merger, consolidation, acquisition or any other form of business combination of the Company or any Group Company with one (1) or more companies, except for those whose principal business is related to outdoor billboards, TV or broadcasting channels, advertising airtime and other media resources;

(vii) sale, lease or other disposition of fixed assets of the Company or any Group Company in excess of US$100,000 during any twelve (12) months, except where the purchaser’s principal business is related to outdoor billboards, TV or broadcasting channels, advertising airtime and other media resources in the ordinary course of business;

(viii) the liquidation or dissolution of the Company or any Group Company;

(ix) the adoption of any business plan or annual budget of the Company or any Group Company, and any material change to such plan or budget;

(x) incurrence of interest-bearing indebtedness in excess of an aggregate of US$500,000 during any calendar year by the Group Companies;

(xi) the purchase of any real estate;

(xii) any transaction between the Company or any Group Company and their respective related or affiliated parties, shareholders, employees or directors, except for transactions between the Company and Chengdu Dayu Weiye Advertising Co., Ltd. if the value of each transaction is below RMB600,000 and that of all transactions in aggregate during any calendar year is below RMB6 million;

(xiii) hiring and firing of the Chief Executive Officer or the Chief Financial Officer of the Company, except as is otherwise provided in Section 8.3 of the Rights Agreement;

(xiv) an increase of more than twenty-five percent (25%) in the total compensation of the five (5) most highly compensated employees of any Group Company in any twelve (12) month period;

(xv) the extension of any loan or guaranty to any party that is not incurred in the ordinary course of business;

(xvi) the subscription or purchase of any shares, registered capital or other equity securities in any company or entity, including the securities of any Group Company;

(xvii) any increase or decrease in the authorized size of the board of directors of any Group Company;

(xviii) the adoption or material amendment of any share option plan or scheme; and

(xix) the adoption or amendment of any agreement, understanding or arrangement between the Company and any of its related or affiliated parties, shareholders, employees or directors.

Notwithstanding the foregoing, (a) the preemptive rights as provided in this Article 52(6) shall terminate and cease to be in effect upon the closing of a Qualified Public Offering; and (b) all Series A Holders shall approve or be deemed to have approved, or waive their rights to approve or be deemed to have waived their rights to approve any subsequent round of equity financing (a “Subsequent Financing”) including, without limitation, any action taken under (i) to (v) above in connection with such Subsequent Financing as long as the per share price of such Subsequent Financing is at least fifty percent (50%) higher than the Series A-2 Original Issue Price

(whether or not the Second Closing contemplated under the Subscription Agreement occurs), provided that (i) each investor of the

Subsequent Financing is a reputable international institution; (ii) the rights, preferences and privileges of any series or class of shares granted to the investor(s) in such Subsequent Financing shall not be more favorable than the rights, preferences and privileges granted to the Series A Shares or Series A Holders; and (iii) the Investors shall have preemptive rights to purchase up to their pro-rata share of the shares offered in the Subsequent Financing, in accordance with Article 54.

(b) Notwithstanding anything contrary and in addition to any other provisions in these Articles, for as long as any Series A Shares are outstanding, in the event that the Series A Holders have not approved in writing the following matters before they are put to a vote of the members, at any such meeting the holders of the Series A Shares shall have the voting rights equal to all of the other shareholders of the Company who voted in favour of the resolutions plus one:

(i) any adoption, variation, amendment or waiver of any provision of the Company’s Memorandum of Association and Articles of Association; or

(ii) the liquidation or dissolution of the Company.

(7) Inspection Right.

(a) For so long as the Series A Holder hold no less than fifty-percent (50%) of the Series A Shares subscribed for at the Series A-1 Original Issue Date or Series A-2 Original Issue Date, as the case may be, such holder of the Series A Shares or its appointee shall have the right of inspection (including the right of access, examine and copy all books of account of the Company and/or any of its Subsidiaries). The Company shall bear the costs associated with the inspection and this right of inspection shall terminate upon the closing of a Qualified Public Offering.

53. Rights of Ordinary Shares

Ordinary Shares shall have the following rights:

(1)	have one (1) vote each; and

(2)	be junior and subordinate to the rights of Preferred Shares with regard to dividends, as provided in clause 52(1) of these Articles and distributions upon liquidation (and deemed liquidation as provided herein) of the Company, as provided in clause 52(2) of these Articles.

54. Preemptive Right to New Shares

Subject to the provisions in this Article 54 and for so long as the holder of the Series A Shares holds no less than fifty percent (50%) of the Series A Shares subscribed for on the Series A-1 Original Issue Date and/or the Series A-2 Original Issue Date, as the case may be, such Series A Holder shall have a preemptive right with respect to future issues by the Company of its New Shares. If, at any time the Company proposes to offer any New Share, the Company shall first make an offer of such New Shares to each Series A Holder in accordance with the following provisions:

(a) The Company shall deliver a notice to each Series A Holder stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms upon which it proposes to offer such New Shares.

(b) By written notification received by the Company, within twenty (20) Business Days after receipt of the notice mentioned in paragraph (a), each Series A Holder may elect to subscribe for, at the price and on the terms specified in such notice, a portion of such New Shares that equals the proportion that (a) the number of Ordinary Shares issued and held, or issuable upon conversion of Series A Shares then held by such Series A Holder (calculated on an as-converted and fully-diluted basis), bears to (b) the total number of Ordinary Shares of the Company (calculated on an as-converted and fully-diluted basis).

(c) After the expiration of the period provided in paragraph (b) above, the Company may, during the ninety (90) day period following the expiration of such period, offer the remaining unsubscribed portion of such New Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree or offerees thereof than those specified in the notice. If the Company does not enter into an agreement for the subscription of the New Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided in Article 54 shall be deemed to be revived and such New Shares shall not be offered unless first re-offered to Series A Holders in accordance with Article 54.

55. Alteration of Registered Office, Name and Objects

(1) Subject to the Law, the Company may by resolution of its Directors change the location of its Registered Office.

(2) Subject to the Law and the restrictions in these Articles, the Company may from time to time by special resolution change its name or alter its objects or make any other alteration to its Memorandum for which provision has not been made elsewhere in these Articles.

56. Registered Holder of Shares

(1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

(2) No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognize, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a) such notice shall be deemed to be solely for the holder’s convenience;

(b) the Company shall not be required in any way to recognize any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c) the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d) the holder, shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognize the holder as having an absolute right to the entirety of the share or shares concerned.

(3) Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two (2) or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

57. Death of a Joint Holder

Where two (2) or more persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognize no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

58. Share Certificates

(1) Every Member shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

(2) The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom such shares have been allotted.

(3) If any such certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

(4) Share certificates may not be issued in bearer form.

59. Calls on Shares

(1) The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

(2) The Board may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

60. Forfeiture of Shares

(1) If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice in the form, or as near thereto as circumstances admit, of Form “B” in the Schedule hereto.

(2) If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

(3) A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

REGISTER OF MEMBERS

61. Contents of Register of Members

The Board shall cause to be kept in one or more books a Register of Members which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a) the name and address of each Member, the number and, where appropriate, the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b) the date on which each person was entered in the Register of Members; and

(c) the date on which any person ceased to be a Member for one (1) year after such person so ceased.

62. Determination of Record Dates

Notwithstanding any other provision of these Articles, the Board may fix any date as the record date for:

(a) determining the Members entitled to receive any dividend; and

(b) determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

But, unless so fixed, the record date shall be as follows:

(a) as regards the entitlement to receive notice of a meeting or notice of any other matter, the date of dispatch of the notice;

(b) as regards the entitlement to vote at a meeting, and any adjournment thereof, the date of the original meeting;

(c) as regards the entitlement to a dividend or other distribution, the date of the Directors’ resolution declaring the same.

TRANSFER OF SHARES

63. Instrument of Transfer

(1) An instrument of transfer shall be in the form, or as near thereto as circumstances permit, of Form “C” in the Schedule hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

(2) The Board may refuse to recognize any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

64. Transfers by Joint Holders

The joint holders of any share or shares may transfer such share or shares to one (1) or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

65. Restrictions on Share Transfers

(1) Restrictions on Ordinary Shareholder’s Transfer.

(a) Unless an Ordinary Shareholder has obtained the prior written consent of all Series A Holders, prior to a Qualified Public Offering, such Ordinary Shareholder shall not, directly or indirectly, sell, transfer, pledge or otherwise dispose of or permit the sale, transfer, pledge, or other disposition of any Equity Securities (as defined below) held by such Ordinary Shareholder (each disposition referenced in Articles 65(2) to 65(6), a “Transfer”); provided, however, Ji Lun HE (or his Affiliate if Ji Lun HE held the Ordinary Shares through his Affiliate) may Transfer, without first complying with Article 65(2), up to five million (5,000,000) Ordinary Shares (as adjusted for share splits, combinations, share dividends and so forth) held or beneficially owned by him to individuals or institutions that are critical to the development of the business of the Company (excluding professional investment funds or institutions unless otherwise approved by the Investors), provided, further, that such Transfer shall be completed within at least six (6) months prior to a Qualified Public Offering. Any permitted transferee must agree in writing to be bound by the restrictions contained herein on the Ordinary Shareholder and provided further that such Transfer does not, in the reasonable opinion of the Company’s legal counsel, prevent the Company from consummating its initial public offering.

(b) For the purposes of these Articles, the term “Equity Securities” shall mean the Ordinary Shares or Series A Shares, any warrant, option, right, or any security that is issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Series A Shares or Ordinary Shares, or securities convertible into or exercisable for Ordinary Shares or Series A Shares, and a reference to a number of Equity Securities at a given time shall be a reference to (a) the number of Ordinary Shares comprised in such Equity Securities at that time, and (b) the number of Ordinary Shares into which Series A Shares, warrants, options, rights, or securities convertible into or exercisable for Ordinary Shares comprised in such Equity Securities are convertible into or exercisable for at that time.

(2) Right of First Refusal and Right of Co-Sale.

(a) Subject to the limitations imposed on the Ordinary Shareholder as provided in Article 65(1), if at any time (i) any Ordinary Shareholder of the Company (or his or her executor) (a “Selling Shareholder”) proposes to Transfer his or her Equity Securities, in whole or in part, to one (1) or more third parties or (ii) any Equity Securities held by the Selling Shareholder are Transferred involuntarily pursuant to divorce, legal separation, bankruptcy or other proceedings, death or any other involuntary Transfer, then such Selling Shareholder (or his or her executor) shall give each Series A Holder a written notice of the intention to make such Transfer (the “Transfer Notice”). Such Transfer Notice shall include (i) a description of the Equity Securities to be Transferred (the “Offered Shares”), (ii) the identity of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that such Selling Shareholder has received a firm offer from the prospective transferee(s) respectively and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) Each Series A Holder shall have the right of first refusal, exercisable upon giving written notice to the Selling Shareholder (the “Purchase and Co-Sale Notice”) within thirty (30) days after its receipt of the Transfer Notice, to purchase up to its pro-rata share of the Offered Shares plus up to its pro-rata share of any balance of the Offered Shares not purchased by any other Series A

Holders who elected not to exercise the right of first refusal (the “Remaining Shares”) on the same terms and conditions as set forth in the Transfer Notice, subject to Article 65(2)(c), so long as such holder of the Series A Shares holds no less than fifty percent (50%) of the Series A Shares subscribed for on the Series A-1 Original Issue Date and/or the Series A-2 Original Issue Date, as the case may be. The Purchase and Co-Sale Notice shall state (i) whether such Series A Holder desires to purchase the maximum amount of the Offered Shares available including his, her or its pro-rata share of the Remaining Shares, and (ii) whether such Series A Holder elects not to purchase any of the Offered Shares but wishes to sell a portion of the securities held by such Series A Holder pursuant to Articles 65(2)(e) and 65(2)(f) and the number of securities to be sold (subject to Article 65(2)(f). Such Series A Holder has the right either to purchase under Article 65 or to sell under Article 65 and such right shall not be construed as an option to both purchase and sell with respect to the same Transfer. A Series A Holder who either does not deliver a Purchase and Co-Sale Notice or indicates in the Purchase and Co-Sale Notice that such Series A Holder elects not to purchase any of the Offered Shares shall be referred to herein as a “Non-Purchasing Holder” and otherwise a “Purchasing Holder”.

For the purposes of this Article 65(2), each Purchasing Holder’s pro-rata share shall be equal to a fraction, the numerator of which is the number of Equity Securities held by such Purchasing Holder and the denominator of which is the total number of Equity Securities held by all Purchasing Holders calculated immediately prior to the time of the purchase from the Selling Shareholder; provided, however, that with respect to the Remaining Shares, the denominator shall be total number of Equity Securities held by the Purchasing Holders that are purchasing the Remaining Shares.

(c) In the event that the Transfer in question is by operation of law or another involuntary Transfer (including a Transfer incident to death, divorce, legal separation or bankruptcy), the price per share shall be the greater of the original purchase price paid by the Selling Shareholder for such Offered Shares (proportionally adjusted for share splits, share dividends, combinations and the like) or the fair market value of such Offered Shares, which shall be a price set by the Board that will reflect the current value of the Offered Shares in terms of present earnings and future prospects of the Company, determined within thirty (30) days after receipt by Series A Holders of the Transfer Notice. In the event that the Selling Shareholder or his or her executor disagrees with such valuation as determined by the Board, the Selling Shareholder or his or her executor shall be entitled to have the valuation determined by an independent appraiser to be mutually agreed upon by the Purchasing Holders and the Selling Shareholder or his or her executor, the fees of which appraiser shall be borne equally by the Purchasing Holders and the Selling Shareholder or his or her estate.

(d) In the event the consideration for the Offered Shares specified in a Transfer Notice is payable in property other than cash and the Selling Shareholder and the Series A Holders who wish to purchase the Offered Shares (acting together) cannot agree on the cash value of such property within ten (10) days after such Series A Holders’ receipt of the Transfer Notice, the value of such property shall be determined by an appraiser of recognized standing selected jointly by the Selling Shareholder and such Series A Holder. If they cannot agree on an appraiser within twenty (20) days after receipt of the Transfer Notice by the Series A Holders, within a further five-day period, the Selling Shareholder and such Series A Holders shall each select an appraiser of recognized standing and the two (2) appraisers shall designate a third appraiser of recognized standing to determine the value of such property. The value of such property shall be determined by the appraiser selected pursuant to this Article 65(2)(d) within one (1) month from its appointment, and such determination shall be final and binding on the Selling Shareholder and such Series A Holders. The cost of such appraisal shall be shared equally by the Selling Shareholder and such Series A Holder (each Series A Holder shall pay its pro-rata portion of such costs based on the number of Offered Shares acquired by each such Series A Holder). If the thirty (30) day period as specified in Article 65(2)(b) has expired but for the determination of the value of the consideration for the Offered Shares offered by the Selling Shareholder, then such thirty (30) day period shall be extended to the fifth Business Day after such valuation shall have been determined to be final and binding pursuant to this Article 65(2)(d).

(e) Following the expiration of the right of first refusal and purchase rights described in Articles 65(2)(a) to (d), each Series A Holder who previously notified the Selling Shareholder in the Purchase and Co-Sale Notice of such Series A Holder’s desire to sell a portion of his, her or its shares with the Selling Shareholder (such Series A Holder, a “Co-Sale Participant”) shall have the right to participate in the sale of any Offered Shares that were not purchased by Series A Holders pursuant to Articles 65(2)(a) to (d), on the same terms and conditions as specified in the Transfer Notice, so long as such Series A Holder holds no less than fifty percent (50%) of the Series A Shares subscribed for on the Series A-1 Original Issue Date and/or the Series A-2 Original Issue Date, as the case may be; provided, however, that no Series A Holders shall be entitled under this Article 65(2)(e) to participate in Transfers of Equity Securities by a Selling Shareholder incident to divorce, legal separation, bankruptcy or other proceedings, or death or in any other involuntary Transfers of Equity Securities by a Selling Shareholder. To the extent one (1) or more Series A Holders exercise such right of co-sale in accordance with the terms and conditions set forth below, the number of Equity Securities that the Selling Shareholder may sell in the Transfer shall be correspondingly reduced.

(f) Each Co-Sale Participant may sell all or any part of that number of Equity Securities issued upon conversion equal to the product obtained by multiplying (i) the Offered Shares, less any Offered Shares purchased by the Purchasing Holders, by (ii) a fraction, the numerator of which shall be the number of Equity Securities owned by such Co-Sale Participant and the denominator of which shall be the total number of Equity Securities held by the Selling Shareholder and all Co-Sale Participants, calculated immediately prior to the time of the Transfer.

(g) Each Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one (1) or more certificates, properly endorsed for transfer, which represent:

(i) the series and number of Series A Shares which such Co-Sale Participant elects to sell; or

(ii) that number of Series A Shares which are at such time convertible into the number of Ordinary Shares which such Co-Sale Participant elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Series A

Shares in lieu of Ordinary Shares, such Co-Sale Participant shall first convert such Series A Shares into Ordinary Shares and deliver Ordinary Shares as provided in this Article 65(2)(g). The Company shall make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent upon such transfer.

(h) The share certificate or certificates that the Co-Sale Participant delivers to such Selling Shareholder pursuant to Article 65(2)(g) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares to the terms and conditions specified in the Transfer Notice, and such Selling Shareholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale in Articles 65(2)(e) and (f), such Selling Shareholder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, such Selling Shareholder shall purchase such shares or other securities from such Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

(3) Non-Exercise of Rights. To the extent that the Series A Holders have not exercised their rights to purchase all the Offered Shares subject to the Transfer, such Selling Shareholder shall have a period of sixty (60) days from the expiration of such rights in which to sell any remaining Offered Shares, upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall, as a condition to the effectiveness of Transfer of the Offered Shares, furnish the Company and the Selling Shareholder with a written agreement to be bound by and comply with these Articles, including without limitation all provisions of Article 65, as if such transferee(s) were a Selling Shareholder hereunder, as well as the terms of the agreement pursuant to which such Offered Shares were issued. In the event a Selling Shareholder does not consummate the sale or disposition of the Offered Shares within the sixty (60) day period from the expiration of these rights, the Series A Holder’s right of first refusal hereunder shall continue to be applicable to any subsequent disposition by any Selling Shareholder. Furthermore, the exercise or non-exercise by the Series A Holders to purchase Offered Shares by such Selling Shareholder shall not adversely affect such Series A Holder’s rights to make subsequent purchases from any Selling Shareholder. Any proposed Transfer on terms and conditions different than those described in the Transfer Notice, as well as any subsequent proposed Transfer of any of the Offered Shares by a Selling Shareholder shall again be subject to the right of first refusal and co-sale right of Series A Holders in Articles 65(2) to (4) and shall require compliance by the relevant Selling Shareholder with the procedures described in Article 65.

(4) Limitations on Right of First Refusal and Right of Co-Sale.

The provisions of Article 65(2) shall not apply to (a) any repurchase of Equity Securities by the Company pursuant to any equity plan or incentive arrangement approved by the Directors; (b) any Transfer or Transfers made pursuant to Articles 52(4) and 65(6); and (c) any transfers by any shareholders of the Ordinary Shareholders to the ancestors, descendants or spouse, siblings, spouse’s ancestors and siblings, or to trusts for the benefit of such persons, of such shareholders for bona fide estate planning purposes. Any such permitted transferee must agree in writing to be bound by the restrictions contained herein on the Ordinary Shareholders and provided further that such Transfer does not, in the reasonable opinion of the Company’s legal counsel, prevent the Company from consummating its initial public offering.

(5) Prohibited Transfers.

(a) In the event that a Selling Shareholder should sell any Offered Shares in contravention of the purchase rights of the Series A Holders under Article 65(2) (a “Prohibited Transfer”), (i) the Company shall not update the Company’s Register of Members to reflect such Prohibited Transfer, and (ii) the Series A Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided in these Articles and such Selling Shareholder shall be bound by the applicable provisions of such option.

(b) In the event of a Prohibited Transfer, each Series A Holder shall have the right to sell to such Selling Shareholder the type and number of Ordinary Shares or Series A Shares equal to the number of shares each Selling Shareholder would have been entitled to Transfer to the third-party transferee(s) under Article 65(2) had the Prohibited Transfer been effected pursuant to and in compliance with the Articles herein (assuming no Series A Holders had elected to become Purchasing Holders). Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to such Selling Shareholder shall be equal to the price per share paid by the third-party transferee(s) to such Selling Shareholder in the Prohibited Transfer. The Selling Shareholder shall also reimburse each Series A Holder for any and all fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Series A Holder’s rights under Article 65.

(ii) Within ninety (90) days after the later of the dates on which the Series A Holder (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Series A Holder shall, if exercising the option created hereby, deliver to such Selling Shareholder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii) The Selling Shareholder shall, upon receipt of the certificate or certificates for the shares to be sold by a Series A Holder, pursuant to this Article 65(5), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Article 65(5)(b)(i), in cash or by other means acceptable to such Series A Holder.

(iv) Notwithstanding the foregoing, any attempt by such Selling Shareholder to Transfer Offered Shares in violation of Article 65 herein shall be void and the Company shall not effect such a Transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of a majority in equity interest of the Series A Holders.

(6) Drag-Along Rights.

(a) For so long as the holders of the Series A Shares hold no less than fifty percent (50%) of the Series A Shares subscribed for on the Series A-1 Original Issue Date and/or the Series A-2 Original Issue Date, as the case may be, if, at any time after January 1, 2008, there shall be an offer to purchase all or substantially all of the equity or assets of any or all of the Group Companies, or the business conducted by them, with total gross proceeds (before expenses) of not less than forty (40) times the audited consolidated net income of the Company for the last available preceding year (determined in accordance with the US GAAP), in cash or other consideration (a “Drag-Along Sale”), then the holders of a majority of the Series A Shares (on an as converted basis) (the “Initiating Shareholders”) shall have the right, exercisable by written notice to the Company jointly executed by the Initiating Shareholders setting forth the material terms and conditions of the sale stated in paragraph (ii) below (the “Drag-Along Notice”), to require the holders of the Ordinary Shares (the “Dragged Holders”) to sell all of their Ordinary Shares to the third party purchasers upon the terms and conditions set forth in the Drag-Along Notice. In such event, each Dragged Holder shall vote all of its shares in the Company in favor of such transaction, shall cause any Director under his or her control or influence to vote in favor of such transaction, shall execute any agreements or instruments and shall take such other steps and provide such other cooperation and assistance as may reasonably be necessary or requested by the Initiating Shareholders in order to consummate the Drag-Along Sale upon the terms stated in the Drag-Along Notice.

(i) Any such sale or disposition by the Dragged Holders shall be on the same terms and conditions, including, without limitation, as to the form of consideration, as the proposed Drag-Along Sale by the Initiating Shareholders. The Dragged Holders shall be required to make customary and usual representations and warranties in connection with the Drag-Along Sale, including, without limitation, as to their ownership and authority to sell, free of all liens, claims and encumbrances of any kind, the shares proposed to be transferred or sold by such persons or entities and shall, without limitation, as to time, indemnify and hold harmless to the full extent permitted by any relevant law, the Initiating Shareholders and the third party purchasers against all obligations, cost, damages, expenses, losses, judgments, assessments, or other liabilities including, without limitation, any special, indirect, consequential or punitive damages, any court costs, costs of preparation, attorney’s fees or expenses, or any accountant’s or expert witness’ fees arising out of, in connection with or related to any breach or alleged breach of any representation or warranty made by, or agreements, understandings or covenants of the Dragged Holders, as the case may be, under the terms of the agreements relating to such Drag-Along Sale.

(ii) Prior to making any Drag-Along Sale in which the Initiating Shareholders wish to exercise their rights under this Article 65, the Initiating Shareholders shall provide the Company and the Dragged Holders a Drag-Along Notice not less than thirty (30) business days prior to the proposed date of the Drag-Along Sale (the “Drag-Along Sale Date”). The Drag-Along Notice shall set forth: (i) the name and address of the third party purchasers; (ii) the proposed amount and form of consideration to be paid per share, and the terms and conditions of payment offered by each of the third party purchasers; (iii) the Drag-Along Sale Date; (iv) the number of shares held of record by the Initiating Shareholders on the date of the Drag-Along Notice which form the subject to be Transferred, sold or otherwise disposed of by the Initiating Shareholders (the “Initiating Shareholder Shares”); and (v) the number of shares of the Dragged Holders to be included in the Drag-Along Sale.

(iii) On the Drag-Along Sale Date, the Dragged Holders shall each deliver or cause to be delivered a certificate or certificates evidencing its shares to be included in the Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to such third party purchasers in the manner and at the address indicated in the Drag-Along Notice.

(iv) If the Dragged Holders receive the purchase price for their shares or such purchase price is made available to them as part of a Drag-Along Sale and, in either case, they fail to deliver certificates evidencing their shares as described in this Article 65, they shall for all purposes be deemed no longer to be a shareholder of the relevant Group Company (with the record books of the Group Company including, as appropriate, its register of members updated to reflect such status), shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to any shares held by them, shall have no other rights or privileges as a shareholder of the relevant Group Company and, in the event of liquidation of the relevant Group Company, their rights with respect to any consideration they would have received if they had complied with this Article 65, if any, shall be subordinate to the rights of any equity holder. In addition, upon demand by the Initiating Shareholders and in addition to any other rights or remedies of the Initiating Shareholders granted herein or otherwise, the relevant Group Company shall stop any subsequent Transfer of any such shares held by the Dragged Holders.

(b) In the event the Initiating Shareholders exercise the drag-along rights provided in Article 65(6)(a) above, and any Dragged Holder delivers written notice within five (5) Business Days following receipt of a Drag Along Notice that they will purchase all, but not less than all, of the Initiating Shareholder Shares, at the same price as each Initiating Shareholder would have received for the sale of its Initiating Shareholder Shares in the Drag-Along Sale, the Initiating Shareholders shall sell such Initiating Shareholder Shares to such Dragged Holder, provided, that the Initiating Shareholders in such sale will make no representations and warranties except those in relation to their ownership interests in the Initiating Shareholder Shares. Payment shall be made to each Initiating Shareholder via cashier’s check or wire transfer within ten (10) Business Days of the Dragged Holder’s notification to the Initiating Shareholders of their agreement to purchase all of the Initiating Shareholder Shares. In the event any Dragged Holder delivers written notice to the Initiating Shareholders to purchase all of the Initiating Shareholder Shares, but fails to deliver the payment or complete the purchase within said ten (10) Business Days, such Dragged Holder shall be liable to the Initiating Shareholders for all damages relating to or arising from such failure.

(c) Notwithstanding any other provision of these Articles, if the Company is actively pursuing a Qualified Public Offering and provides written notice thereof to the Initiating Shareholders within ten (10) business days following receipt of a Drag Along Notice, the provisions of this Article 65(6) shall not apply. For the purposes of this Article 65(6), “actively pursuing” means (i) the Board, including at least one (1) of the Series A Directors, has within the past six (6) months authorized the Company’s management to select and engage, on behalf of the Company, an investment bank to act as managing underwriter in connection with its Qualified Public Offering, or (ii) an investment bank has been engaged as managing underwriter in connection with the Company’s Qualified Public Offering and continues to work on such Qualified Public Offering.

(7) Term. Notwithstanding the foregoing, the restrictions on Ordinary Shareholder’s Transfers, right of first refusal, right of co-sale, and drag-along rights as provided in this Article 65 shall terminate and cease to be in effect upon the closing of a Qualified Public Offering.

TRANSMISSION OF SHARES

66. Representative of Deceased Member

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognized by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorised to deal with the shares of a deceased Member.

67. Registration on Death or Bankruptcy

Subject to Article 65(2), any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form “D” in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration pursuant to these Articles as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

68. Declaration of Dividends by the Board

(1) The Board may, subject to these Articles (particularly Article 52) and any direction of the Company in general meeting declare a dividend to be paid to the Members, in proportion to the number of shares held by them and paid up by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets PROVIDED that if the shares have no par value, then the dividends shall be paid equally on a per share basis.

(2) Dividends may be declared and paid out of the profits of the Company, realized or unrealized, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. With the sanction of an ordinary resolution dividends may also be declared and paid out of a share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

(3) No dividend shall bear interest against the Company.

(4) With the sanction of an ordinary resolution of the Company the Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the foregoing generality, the Directors may fix the value of such specific assets, may determine that cash payments shall be made to some members in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

(5) With the sanction of an ordinary resolution of the Company (or, as regards a dividend payable in respect of a class of shares, an ordinary resolution passed at a class meeting) the Directors may determine that:

(a) the persons entitled to participate in the dividend shall have a right of election to accept shares of the Company credited as fully paid in satisfaction of all or (if the Directors so specify or permit) part of their dividend entitlement; or

(b) a dividend shall be satisfied in whole or specified part by an issue of shares of the Company credited as fully paid up, subject to a right of election on the part of persons entitled to participate in the dividend to receive their dividend entitlement wholly or (if the Directors so permit) partly in cash;

and in either event the Directors may determine all questions that arise concerning the right of election, notification thereof to members, the basis and terms of issue of shares of the Company and otherwise.

69. Other Distributions

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

70. Reserve Fund

The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve fund to be used to meet contingencies or for equalizing dividends or for any other special purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.

71. Deduction of Amounts Due to the Company

The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

CAPITALIZATION

72. Issue of Bonus Shares

(1) The Board may resolve to capitalize any part of the amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

(2) The Board may resolve to capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

SHARE PREMIUM ACCOUNT

73. Subject to any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account, save that unless expressly authorised by other provisions of these Articles the sanction of an ordinary resolution shall be required for any application of the share premium account in paying dividends to members.

ACCOUNTS AND FINANCIAL STATEMENTS

74. Records of Account

(1) The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Such records of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if these are not kept such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions at such place as the Board thinks fit.

(2) Except as provided in Article 52(7), no member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

(3) Subject to any waiver by the Company in general meeting of the requirements of this Article, the Directors shall lay before the Company in general meeting, or circulate to members, financial statements in respect of each financial year of the Company, consisting of:

(a) a profit and loss account giving a true and fair view of the profit or loss of the Company for the financial year; and

(b) a balance sheet giving a true and fair view of the state of affairs of the Company at the end of the financial year;

together with a report of the Board reviewing the business of the Company during the financial year. The financial statements and the Directors’ report, together with the auditor’s report, if any, shall be laid before the Company in general meeting, or circulated to members, no later than one hundred and eighty (180) days after the end of the financial year.

(4) The financial year end of the Company shall be the 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen (18) months.

AUDIT

75. Appointment of Auditor

(1) Subject to these Articles, the Company may in general meeting appoint Auditors to hold office until the conclusion of the next annual general meeting or at a subsequent extraordinary general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

(2) Whenever there are no Auditors appointed as aforesaid the Directors may appoint Auditors to hold office until the conclusion of the next annual general meeting or earlier removal from office by the Company in general meeting. Unless fixed by the Company in general meeting the remuneration of the Auditors shall be as determined by the Directors. Nothing in this Article shall be construed as making it obligatory to appoint Auditors.

(3) The Auditors shall make a report to the members on the accounts examined by them and on every set of financial statements laid before the Company in general meeting, or circulated to members, pursuant to this Article during the Auditors’ tenure of office.

(4) The Auditors shall have right of access at all times to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditors think necessary for the performance of the Auditors’ duties; and, if the Auditors fail to obtain all the information and explanations which, to the best of their knowledge and belief, are necessary for the purposes of their audit, they shall state that fact in their report to the members.

(5) The Auditors shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by them are to be laid before the Company and to make any statement or explanation they may desire with respect to the financial statements.

(6) The financial statements provided for by these Articles shall be audited by the Auditor in accordance with PRC GAAP. The Auditor shall make a written report thereon in accordance with PRC GAAP and the report of the Auditor shall be submitted to the Members in general meeting.

NOTICES

76. Notices to Members of the Company

A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form.

77. Notices to Joint Members

Any notice required to be given to a Member shall, with respect to any shares held jointly by two (2) or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

78. Service and Delivery of Notice

Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

SEAL OF THE COMPANY

79. The Seal

(1) The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

(2) Notwithstanding the foregoing, the Seal may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

(3) The Company may have one (1) or more duplicate Seals, as permitted by the Law; and, if the Directors think fit, a duplicate Seal may bear on its face the name of the country, territory, district or place where it is to be used.

ALTERATION OF ARTICLES

80. Alteration of Articles

Subject to the Law and Article 52(6), the Company may from time to time by special resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

81. If the Company is exempted as defined in the Law, it shall, subject to the provisions of the Law and with the approval of a special resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SCHEDULE - FORM A

P R O X Y

I                                                                                                                                                                                                      of                                                                                                                                                                                                                      the holder of                                  share in the above-named Company hereby appoint                                          or failing him/her                                                               or failing him/her                                                               as my proxy to vote on my behalf at the general meeting of the Company to be held on the      day of                     , 20        , and at any adjournment thereof.

Dated this      day of                     , 20

*GIVEN under the seal of the company

*Signed by the above-named

Witness

*Delete as applicable.

SCHEDULE - FORM B

NOTICE OF LIABILITY TO FORFEITURE FOR NON PAYMENT OF CALL

You have failed to pay the call of [amount of call] made on the      day of                     , 20         last, in respect of the [number] share (s) [numbers in figures] standing in your name in the Register of Members of the Company, on the      day of                     , 20         last, the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of                      per annum computed from the said      day of                     ., 20         last, on or before the      day of                     ., 20         next at the place of business of the said Company the share(s) will be liable to be forfeited.

Dated this      day of                     ., 20

[Signature of Secretary]

By order of the Board

SCHEDULE - FORM C

TRANSFER OF A SHARE OR SHARES

FOR VALUE RECEIVED                                                                   [amount]                                                               [transferor]

hereby sell assign and transfer unto                                                               [transferee] of                                                               [address]                                                              [number of shares] shares of                                                               name of Company]

Dated

(Transferor)

In the presence of:

(Witness)

(Transferee)
In the presence of:

(Witness)

SCHEDULE - FORM D

TRANSFER BY A PERSON BECOMING ENTITLED ON DEATH/BANKRUPTCY OF A MEMBER

I/We having become entitled in consequence of the [death/bankruptcy] of [name of the deceased Member] to [number] share(s) numbered [number in figures] standing in the register of members of [Company] in the name of the said [name of deceased Member] instead of being registered myself/ourselves elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee his or her executors administrators and assigns subject to the conditions on which the same were held at the time of the execution thereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

WITNESS our hands this      day of                     , 20

Signed by the above-named	)
[person or persons entitled]	)
in the presence of:	)

Signed by the above-named	)
[transferee]	)
in the presence of:	)